Exhibit 99.1

CONTACTS: SOLERA NATIONAL BANCORP, INC. DOUGLAS CRICHFIELD, PRESIDENT & CEO (303) 937-6429 ROBERT J. FENTON, EVP & CFO (303) 202-0933	NEWS RELEASE

Solera to Participate in FIG Partners West Coast CEO Forum

LAKEWOOD, CO — February 2, 2012 — Solera National Bancorp, Inc. (OTCBB: SLRK), the holding company for Solera National Bank, today announced that Douglas Crichfield, President and Chief Executive Officer, is scheduled to participate in a “Beyond the Coast” Banks Panel at the FIG Partners 3rd Annual West Coast Bank CEO Forum on Tuesday, February 7, 2012, at 1:15 p.m. PST.  The forum is scheduled for February 6-7 at the Westin St. Francis Hotel on Union Square in San Francisco.

About FIG Partners

FIG Partners LLC is an employee-owned broker/dealer specializing in financial institutions. Its expertise includes independent research on nearly 70 public bank stocks and the industry at large, completion of over 80 transactions to raise new capital and provide strategic advice, and OTC market-making for 200+ banks nationwide.

About Solera National Bancorp, Inc.

Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank which opened for business on September 10, 2007.  Solera National Bank is a traditional, community, commercial bank with a specialized focus serving the Hispanic market.  It prides itself in delivering personalized customer service — welcoming, inclusive and respectful — combined with leading-edge banking capabilities.  The Bank is also actively involved in the community in which it serves.  For more information, visit http://www.solerabank.com.